Exhibit 10.26

July 21, 2014

Via Electronic Mail

Dear Antony:

It is my pleasure to extend to you (“Executive” or “you”) an offer of employment with CorMedix, Inc. (the “Company”).  Your business title will be Chief Scientific Officer (CSO), reporting to the Company’s Chief Executive Officer, Randy Milby.  It is anticipated that you will work out of both your home and the Company’s Bridgewater, New Jersey office as the business demands.  Your start date with the Company was July 1, 2014.  This letter agreement (the “Agreement”) contains the terms and conditions of your employment.

1.	Salary

Your initial yearly base salary for year one (July-December 2014) is Two Hundred Thousand Dollars ($200,000).  Compensation will be reviewed in January 2015, or as soon as possible in Q1 2015, with the goal of achieving market value for a CSO with your professional experience operating in a company of a similar size and with revenue similar to CorMedix.  The Company will endeavor to meet this goal as quickly as practical taking into consideration business conditions and other business demands.   Your base salary for 2015 will be no less than $200,000.  Your pay rate will be annualized to be payable in accordance with the Company’s regular payroll practices, and subject to applicable taxes and withholdings.  For your planning purposes, CorMedix pays in arrears at month end.

2.	Scope of Work

Your position as Chief Scientific Officer will be that of a salaried, full-time exempt employee.  Your responsibilities (the “Services”) will include, but not be limited to: directing the company’s Phase 3 clinical study in the United States, providing scientific and medical expertise to all countries we sell product, assess new product opportunities.  As a key member of CorMedix’s executive management committee, you will also be expected to contribute to the development/execution of business strategy, and assessment of risks and opportunities of new product opportunities.

3.	Bonus Program

You will be eligible to participate in the CorMedix Short Term Incentive Plan, which is the Company’s annual incentive program. Your target award opportunity under the Plan is equal to 30% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of CorMedix. Your 2014 award will be paid at a minimum of your target in February 2015. Your STIP eligibility will begin on your employment date.  We will reassess and evaluate the option package at year end 2014, based upon completion of objectives.

Additionally, you will be eligible to participate in the CorMedix Short Term Incentive Plan (STIP) in 2015.  Your STIP eligibility will begin on January 1, 2015.

4.	Benefits

You shall be entitled to all rights and benefits for which you are eligible under any benefit plan or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.  Company will endeavor to provide medical/dental/Rx coverage either April 1, 2015.

Executive shall be designated as a named insured on directors’ and officers’ liability insurance of Company.

You shall be entitled to a vacation of four (4) weeks per annum, of which no more than two (2) weeks may be taken consecutively, in addition to holidays observed by Company.  All such paid time off shall be accrued and used in accordance with the Company's established policies and procedures.

5.	Change of Control

(a)	Change of Control Defined. The term “Change of Control” means, after the Effective Date:

(i)
the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership of any capital stock of Company, if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the combined voting power of the then-outstanding securities of Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); or

(ii)
the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Company or a sale or other disposition of all or substantially all of the assets of Company (“Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Company or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(b)	Consequence. Upon a Change of Control, all Restricted Shares and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the date of the Change of Control.

(c)
Potential Adjustments due to Tax Implications.  Notwithstanding anything in this Agreement or any other agreement between Executive and Company to the contrary, but subject to this Section 5(c), Company will effectuate the acceleration contemplated under Section 5(b) and will make the payments and other acceleration of benefits under this Agreement and other compensatory arrangements without regard to whether Section 280G of the Internal Revenue Code of 1986 (the “Code”) would limit or preclude the deductibility of such payments or benefits.  However, if reducing or eliminating any payment and/or other benefit (including the vesting of his options or other equity compensation) would increase the “Total After-Tax Payments” (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Company may specify at the applicable time) to the extent necessary to maximize such Total After-Tax Payments:

(i)	first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock); and

(ii)	second, by reducing or eliminating the vesting of options and stock that occurs as a result of a Change of Control or other event covered by Section 280G of the Code.

Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing.  If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by him, as the case may be, with interest at the applicable federal rate under the Code.  The term “Total AfterTax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for his benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

6.	Termination.

(a)	Cause. Executive’s employment hereunder may be terminated by the Board immediately for “Cause” (defined below). Any of the following actions by Executive shall constitute “Cause”:

(i)	The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement;

(ii)
Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good-faith by a majority of the members of the Board) the business or reputation of Company or any of its affiliates (provided, however, that this Section 6(a)(ii) shall not apply to any Company affiliate that is engaged in a business competitive with the Business of Company);

(iii)	Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(iv)	A good faith determination by the Board and/or any government representative or agency that the Executive is a “bad actor” as defined by 17 CFR 230.506(a);

(v)
The good faith determination by the Board, after a reasonable and good-faith investigation by the Company following any allegation by another employee of Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;

(vi)	Any material misappropriation or embezzlement by Executive of the property of Company or its affiliates (whether or not a misdemeanor or felony);

(vii)
Breach by Executive of any material provision of this Agreement that is not cured by Executive to the reasonable satisfaction of Company within thirty (30) days after written notice thereof is given to Executive by Company.

For purposes of this Section 6(a), no act or omission by Executive shall be considered willful if reasonably and in good faith believed by Executive to be in, or not contrary to, the best interests of Company.

(b)	Death. Executive’s employment hereunder shall be terminated upon Executive's death.

(c)
Disability.  The Board may terminate Executive’s employment hereunder due to Executive’s “Disability” (defined below).  For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred:

(i)
when the Board has provided a written termination notice to Executive supported by a written statement from a “Reputable Independent Physician” (defined below), whose determination as to disability shall be binding on all Parties, to the effect that Executive shall have become so physically or mentally incapacitated by reason of physical or mental illness or injury as to be unable to resume (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing three (3) months his employment under this Agreement; or

(ii)
upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform his duties hereunder by reason of any physical or mental illness or injury (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90) or more consecutive days or more than one hundred twenty (120) days in any consecutive twelve month period.

The term “Reputable Independent Physician” means a physician satisfactory to both Executive and Company, provided that if Executive and Company do not agree on a physician, then a third physician selected by the physicians selected by Executive and Company.  Executive agrees to make himself available and to cooperate in a reasonable examination by the Reputable Independent Physician.

(d)	Good Reason. Executive may terminate his employment hereunder for “Good Reason” (defined below). The term “Good Reason” shall mean:

(i)
any material breach of this Agreement by Company if Executive has provided Company with written notice of the breach within ninety (90) days of the breach and Company has not cured such breach within thirty (30) days from such notice;

(ii)
without Executive’s express written consent, any material reduction by Company of Executive’s duties, responsibilities, or authority as Chief Scientific Officer of Company, including, without limitation, a change in the line of reporting between him and the Board, that causes his position with Company to become of less responsibility or authority than his position as of the Effective Date;

(iii)
a relocation of Company’s principal place of business outside of the New York metropolitan area or to a location more than 50 miles from the immediately preceding location without Executive’s written consent;

(iv)
a material reduction in Executive’s annual base salary unless all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; or

(e)
Convenience.  Company and Executive each may terminate Executive’s employment hereunder for any reason or no reason at any time by written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party.  In the event Executive is a member of the Board at the time of his termination, whether such termination is voluntary or involuntary, Executive will immediately resign from such position.

7.	Compensation upon Termination.

In the event Executive’s employment is terminated, Company shall pay to Executive the Base Salary and benefits otherwise payable to him under Section 1 through the last day of his actual employment by Company, any reimbursable business expenses, and any earned but unpaid bonuses (together, the “Accrued Compensation”).  In addition to the Accrued Compensation:

(a)
Death or Disability.  If Executive’s employment is terminated as a result of his death or Disability, Company shall pay to Executive or to Executive’s estate, as applicable: (i) his Base Salary through the date which is one hundred eighty (180) days after his death or Disability, and (ii) such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company.  All shares of capital stock of Company held by Executive that are subject to vesting (“Restricted Shares”) and all options to purchase shares of capital stock of Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to Company as of such date.  Stock Options that have vested as of Executive’s termination shall remain exercisable until the earlier to occur of: (i) the expiry of sixty (60) months following such termination, and (ii) the last expiration/termination date applicable under the grant under which such Stock Options were granted.  For Disability, all payments, benefits and/or grants under this Section 7(a) shall be subject to Executive’s execution and delivery within twenty one (21) days of separation from service of a general release of Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to Company, with such payments, benefits, and/or grants commencing thirty (30) days after Executive’s separation from service.

(b)
Cause.  If Executive’s employment is terminated by the Board for Cause, then Company shall only provide such benefits, if any, as may be required under applicable law.  Executive shall have no further entitlement hereunder to any other compensation or benefits from Company except to the extent otherwise provided by law.  All Restricted Shares that have not vested as of the date of termination shall be forfeited to Company as of such date.  All unexercised Stock Options, vested and unvested, shall immediately terminate upon termination for Cause.

(c)
Other than for Cause, Death or Disability.  If Company terminates Executive’s employment other than as a result of Executive’s death or Disability and other than for Cause or if Executive terminates Executive’s employment for Good Reason, then Company shall: (i) continue to pay to the Executive his Base Salary and benefits for a period of twelve (12) months following the effective date of the Executive’s separation from service (such period of payment referred to herein as the “Section 7(c) Termination Benefits Period”), or, in the case of benefits, such time as the Executive receives equivalent coverage and benefits under plans and programs of a subsequent employer, and (ii) provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company.  In addition, all Restricted Shares and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the termination date.  All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of the Executive’s termination shall remain exercisable until the earlier to occur of: (x) the expiry of sixty (60) months following the termination date, and (y) the last expiration/termination separation from service.  Notwithstanding anything to the contrary, if any of the Executive’s benefits pursuant to Section 7(c)(i) hereof cannot be provided to former employees, the Company shall provide the Executive, in a single lump sum payment within ninety (90) days, a cash payment sufficient to purchase equivalent benefit(s), with the payment grossed up as necessary to comport with the tax-free nature of the Company’s direct provision of certain of those benefits.  All payments, benefits and/or grants under this Section 7(c) shall be subject to Executive’s execution and delivery within twenty one (21) days of separation from service of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is reasonably acceptable to the Company, with such payments, benefits, and/or grants commencing sixty (60) days from Executive’s separation from service, except that any such payments, benefits, and/or grants that are exempt from Section 409A (as described in Section 13) and that would otherwise be payable during the sixty (60) day period may at the discretion of the Company be paid before the end of the sixty (60) day period.  Notwithstanding the foregoing, if Executive is entitled to receive salary continuation during the Section 7(c) Termination Benefits Period but violates any provisions of Section 9 or Section 10 after termination of employment, Company will be entitled to immediately stop paying any further installments of such salary continuation, in addition to any other remedies that may be available to the Company in law or at equity.

(d)
By Executive for Convenience.  If Executive terminates Executive’s employment pursuant to Section 6(e), Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.

(e)
This Section 7 sets forth the only obligations of Company with respect to the termination of Executive’s employment with Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 7, except as required by law or the terms of another employee plan, program or arrangement covering him.  Executive acknowledges and agrees that upon the termination of his employment with the Company, regardless of the reason or grounds therefore, he shall resign from his position on any board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f)	The obligations of Company that arise under this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.	Orientation

To assist in your transition, Randy Milby will arrange a series of meetings to discuss all your obligations and performance expectations.  The Company will provide the necessary business support articles required to perform your duties remotely (such as company computer, printer and telephone).

9.	Confidential Information and Inventions

(a)
Confidential Information; Non-Use.  Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of Company, its affiliates or third parties with whom Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after his employment with Company, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by, or received by or on behalf of Company or any of its affiliates.  The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Company or of any affiliate or client of Company.  Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of Company.  Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others, and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from Company’s offices at any time during his employment by Company, except as required in the execution of Executive’s duties to Company, unless and until such Confidential and Proprietary Information has become public knowledge without fault by Executive.  Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to Company upon request and in any event immediately upon termination of employment.

(b)	Non-Disclosure. Except with prior written authorization by Company, Executive agrees that during his employment and thereafter, he will not disclose or publish:

(i)	any of the Confidential and Proprietary Information; or

(ii)
any confidential, scientific, technical or business information of any other party to whom Executive knows, or should reasonably know, that Company or any of its affiliates owes an obligation of confidence.

(c)
Inventions.  Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of performing the Services, either alone or in conjunction with others, during his employment shall be the sole property of Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 9(c) shall not apply to Inventions which are not related to the business of Company and which are made and conceived by Executive not during normal working hours, not on Company’s premises and not using Company’s tools, devices, equipment or Confidential and Proprietary Information.  Subject to the foregoing, Executive hereby assigns to Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive Company’s rights pursuant to this Section 9(c).

(d)
Further Actions and Assistance.  Executive agrees to cooperate reasonably with Company and at Company’s expense, both during and after his employment with Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions.  Executive further agrees that if Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(e)
 Prior Inventions and Disclosure.  Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of Company or to his duties hereunder as having been made or acquired by Executive prior to his work for Company.  Executive agrees that he will promptly disclose to Company all Inventions initiated, made or conceived or reduced to practice by him, either alone or jointly with others, during his employment.

(f)	Survival. The provisions of this Section 9 shall survive any termination of this Agreement.

10.	Non-Competition, Non-Solicitation and Non-Disparagement.

(a)
Restrictive Covenant.  Executive understands and recognizes that his services to Company are special and unique and that in the course of performing such services, including but not limited to the Services, Executive will have access to and knowledge of Confidential and Proprietary Information and Executive agrees that, during his employment and the twelve (12) month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”):

(i)
enter into or engage in or provide any service to any business involving the development or commercialization of a catheter lock solution or any other product developed by the Company during Executive’s employment or in the process of being developed by the Company at the time of Executive’s separation (the “Business of Company”),

(ii)
either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, act in any capacity that requires Executive’s intentional or unintentional use of the Confidential and Proprietary Information and/or requires Executive to perform services that are the same as or substantially similar to those performed for the benefit of the Company at any time during his employment on behalf of a third party who competes with the Business of the Company, each within the geographic area in which Company does business, which is deemed by the Parties hereto to be the United States and the European Union.  Executive acknowledges that, due to the unique nature of Company's business, Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of Company.  Notwithstanding the foregoing, nothing contained in this Section 10 (a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; and further notwithstanding the foregoing, nothing contained in this Section 10 (a) shall preclude Executive from performing the functions of chief executive or other senior executive, per se, provided such functions do not involve the development of a product within the Business of the Company, as defined herein, or the use of the Confidential and Proprietary Information; and further notwithstanding the foregoing, nothing contained in this Section 10(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (x) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (y) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”), and (z) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment with or provision of services to the Division.

(b)
Reasonableness of Restriction.  Executive hereby acknowledges and agrees that the purpose of the covenant against competition provided for pursuant to Section 10(a) is solely to protect the Company’s legitimate business interests, including, but not limited to its Confidential and Proprietary Information, customer relationship and goodwill.  Executive further acknowledges and agrees that the covenant against competition provided for pursuant to Section 10(a) is reasonable with respect to its duration, geographic area and scope.  If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c)
Non-Solicitation.  During Executive’s employment and the applicable Termination Restriction Period (as defined hereinafter), Executive shall not, directly or indirectly, without the prior written consent of Company:

(i)
solicit or induce any employee of Company or any of its affiliates to leave the employ of Company or any affiliate; or hire for any competitive purpose any employee of Company; or hire any former employee who has left the employment of Company or any affiliate of Company within twelve (12) months of the termination of such employee’s employment with Company or any such affiliate for any competitive purpose; or hire any former employee of Company in knowing violation of such employee’s non-competition agreement with Company or any such affiliate; or

(ii)
solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of Company which was served by Company during the twelve (12) month period prior to the termination of Executive’s employment with Company.

(d)
Non-Disparagement.  Executive agrees that he shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of Company or any of its affiliates; provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act.  Notwithstanding this Section 10(d), nothing contained herein shall apply to statements made by Executive: (x) in the course of his responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others, or (y) as part of any judicial, administrative or other legal action or proceeding, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law.

(i)
Enforcement.  Executive acknowledges and agrees that Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Section 9 or Section 10 of this Agreement and that monetary damages would be inadequate to compensate Company for such breach.  Accordingly, Executive agrees that, in the event of a breach or a threatened breach by Executive of any of his obligations pursuant to Section 9 or Section 10 of this Agreement, Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach.  Where appropriate, Company and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in Somerset County in the State of New Jersey and each of the Parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.  The Company shall be entitled to recover its costs incurred in connection with any action to enforce Section 9 or Section 10, including reasonable attorneys’ fees and expenses.  This Agreement will be governed by New Jersey law, without reference to its conflicts of laws provisions.

In the event of a violation of Section 10 only, Executive understands that the Termination Restriction Period will be tolled and will not run during any time Executive is in violation of this Section 10, it being the intent of the parties that the Termination Restriction Period be extended for any period of time in which Executive is in violation of Section 10.

(e)	Remedies Cumulative; Judicial Modification.

(i)
Each of the rights and remedies enumerated in Section 10(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity.  If any of the covenants contained in this Section 10, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 10 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(ii)
In the event that an actual proceeding is brought in equity to enforce the provisions of Section 9 or this Section 10, Executive shall not urge as a defense that there is an adequate remedy at law nor shall Company be prevented from seeking any other remedies that may be available.

(f)	Survival. The provisions of this Section 10 shall survive any termination of this Agreement.

Please acknowledge acceptance of this offer by signing this correspondence and returning one of the enclosed copies upon receipt within two business days to:

Randy Milby
CorMedix Inc.
745 Route 202-206, Suite 303
Bridgewater, NJ 08807

Very truly yours,

/s/ Randy Milby
Randy Milby
CEO

This will acknowledge my acceptance of this offer of employment.

/s/ Anthony Pfaffle, M.D.
Antony Pfaffle M.D.

7/21/2014
Date